Exhibit 10.9

EMPLOYEE TRANSITION AGREEMENT

THIS EMPLOYEE TRANSITION AGREEMENT (this “Agreement”), dated as of May 1, 2013 (the “Effective Date”), is made and entered into by and among CNP OGE GP LLC, a Delaware limited liability company (“GP”), CenterPoint Energy, Inc., a Texas corporation (“CNP”), and OGE Energy Corp., an Oklahoma corporation (“OGE”). GP, CNP and OGE may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, CNP indirectly owns 100% of the outstanding capital stock of CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”);

WHEREAS, CERC owns 100% of the outstanding limited liability company interests of CenterPoint Energy Field Services, LLC, a Delaware limited liability company (“CEFS”); 100% of the outstanding limited liability company interests of CenterPoint Energy Gas Transmission Company, LLC, a Delaware limited liability company (“CEGT”); 100% of the outstanding limited liability company interests of CenterPoint Energy – Mississippi River Transmission, LLC, a Delaware limited liability company (“MRT”); and 100% of the outstanding equity interests of the Other CNP Midstream Subsidiaries (the Other CNP Midstream Subsidiaries, collectively with CEFS, CEGT, MRT and each of their respective subsidiaries, the “CNP Midstream Entities”);

WHEREAS, OGE owns 100% of the outstanding limited liability company interests of OGE Enogex Holdings LLC, a Delaware limited liability company (“OGE Holdings”);

WHEREAS, OGE Holdings and Bronco Midstream Holdings, LLC, a Delaware limited liability company (“Bronco I”), and Bronco Midstream Holdings II, LLC, a Delaware limited liability company (together with Bronco I, the “Bronco Group”) collectively own 100% of the outstanding limited liability company interests of Enogex Holdings LLC, a Delaware limited liability company (“Enogex Holdings”);

WHEREAS, OGE and the Bronco Group have agreed to cause Enogex Holdings to (i) form Enogex Holdings II LLC, a Delaware limited liability company (“Enogex”), as a wholly owned subsidiary of Enogex Holdings, (ii) contribute 100% of the outstanding equity interests of Enogex LLC, a Delaware limited liability company, to Enogex, and (iii) redeem 100% of OGE Holdings’ membership interest in Enogex Holdings in exchange for 76.0% of the Economic Units (as defined in the Limited Liability Company Agreement of Enogex) of Enogex and 100% of the Management Units (as defined in the Limited Liability Company Agreement of Enogex) of Enogex;

WHEREAS, pursuant to that certain Master Formation Agreement, dated as of March 14, 2013 (“Master Formation Agreement”), by and among CNP, OGE and the Bronco Group, CNP, OGE and the Bronco Group have agreed through a series of transactions to contribute to CenterPoint Energy Field Services LP, a Delaware limited partnership (“LP”), the successor entity of CEFS, all of their respective ownership interests in the CNP Midstream Entities and Enogex on the terms and conditions set forth in the Master Formation Agreement;

WHEREAS, GP, CNP and OGE desire to set forth their agreements with respect to employee transition, employee benefit plans and other matters relating to the employees providing services to GP and LP during the period commencing on the closing date of the transactions contemplated in the Master Formation Agreement (“Closing Date”) and ending on the date certain seconded employees of CNP and OGE become employees of LP or its Subsidiary or Subsidiaries; and

WHEREAS, immediately prior to the Closing Date, neither the CNP Midstream Entities nor Enogex employ any employees;

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Additional Employee” has the meaning set forth in Section 2.1(h).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” shall mean (a) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, (b) the ownership of 50% or more of the stock or other equity interests of a Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or (c) serving as general partner of such Person.

“Board of Directors” means the board of directors established pursuant to the GP LLC Agreement to manage the operations of LP.

“CNP Benefit Plans” means the CNP Plans, as defined in the Master Formation Agreement, as in effect on the date hereof and as they may thereafter be amended from time to time in accordance with the provisions of the Master Formation Agreement.

“CNP Midstream Employees” means Employees of CNP or a Subsidiary of CNP who perform services for the CNP Midstream Entities or their Subsidiaries. When the term “CNP Midstream Employees” is used herein in reference to a specific date, it shall include the Employees of CNP or a Subsidiary of CNP who perform services for the CNP Midstream Entities or their Subsidiaries as of such date.

“CNP Pension Plans” has the meaning set forth in Section 4.2(b).

“CNP Retiree Medical Plan” has the meaning set forth in Section 4.5(a).

“CNP Retirement Plan” has the meaning set forth in Section 4.2(b).

“CNP Savings Plan” has the meaning set forth in Section 4.3(a).

“CNP Seconded Employees” means the CNP Midstream Employees and any other employees of CNP or its Subsidiaries who will be seconded to LP pursuant to the CNP Transitional Seconding Agreement.

“CNP Transitional Seconding Agreement” means the CNP Transitional Seconding Agreement entered into by and between CNP and LP set forth in Exhibit 1 attached hereto.

“Employee” means an employee of the relevant entity who is, on the relevant day, either (a) actively at work or (b) not actively at work but not classified as a terminated employee (including without limitation, on vacation, holiday, sick leave or other approved leave of absence with the right of reinstatement). Notwithstanding the foregoing, the term “Employee” shall not include any individual who is on extended medical leave or long-term disability leave, unless such individual’s absence is designated as covered by the Family and Medical Leave Act.

“Employee Transfer Date” means a date after the Closing Date on which a Seconded Employee’s employment with CNP, OGE or one of their Subsidiaries, as applicable, ends and the Seconded Employee becomes solely an Employee of LP or its Subsidiary. Subject to Section 2.1(i), no provision of this Agreement shall be construed as precluding or prohibiting different Employee Transfer Dates with respect to Seconded Employees’ commencement of employment with LP or its Subsidiary.

“Enogex Employees” means Employees of OGE or a Subsidiary of OGE who perform services for Enogex or its Subsidiaries. When the term “Enogex Employees” is used herein in reference to a specific date, it shall include the Employees of OGE or a Subsidiary of OGE who perform services for Enogex or its Subsidiaries as of such date.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the New York Stock Exchange).

“Liability” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“LP Entities” has the meaning set forth in Section 2.1(a).

“Management Employee” means a Seconded Employee who is an officer at the level of (i) in the case of CNP, senior vice president or above, and (ii) in the case of OGE, vice president or above, or, in either case, who directly reports to his or her employer’s chief executive officer.

“Notice” has the meaning set forth in Section 6.1.

“OGE Benefit Plans” means the Enogex Plans, as defined in the Master Formation Agreement, as in effect on the date hereof and as they may thereafter be amended from time to time in accordance with the provisions of the Master Formation Agreement.

“OGE Pension Plans” has the meaning set forth in Section 4.2(a).

“OGE Retiree Life Insurance Program” has the meaning set forth in Section 4.5(b).

“OGE Retiree Medical Program” has the meaning set forth in Section 4.5(b).

“OGE Retirement Plan” has the meaning set forth in Section 4.2(a).

“OGE Savings Plan” has the meaning set forth in Section 4.3(a).

“OGE Seconded Employees” means the Enogex Employees and any other employees of OGE or its Subsidiaries who will be seconded to LP pursuant to the OGE Transitional Seconding Agreement.

“OGE Transitional Seconding Agreement” means the OGE Transitional Seconding Agreement entered into by and between OGE and LP set forth in Exhibit 2 attached hereto.

“Other CNP Midstream Subsidiaries” means CenterPoint Energy – Illinois Gas Transmission Company, a Delaware corporation, CenterPoint Energy Pipeline Services, Inc., a Delaware corporation, and CenterPoint Energy Intrastate Holdings, LLC, a Delaware limited liability company.

“Parent Equity Incentive Plans” means the equity-based incentive compensation plans sponsored by CNP or OGE, as applicable.

“Parent Group Health Plans” has the meaning set forth in Section 4.4(c).

“Parent Plans” means the CNP Benefit Plans and the OGE Benefit Plans.

“Parent Welfare Plans” has the meaning set forth in Section 4.4(c).

“Person” means an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, estate, incorporated or unincorporated organization and any other legal entity of any kind.

“Replacement Employee” has the meaning set forth in Section 2.1(h).

“Seconded Employees” means the CNP Seconded Employees and the OGE Seconded Employees.

“Secondment Period” means the period of time beginning on the Closing Date and ending on the applicable Employee Transfer Date.

“Selected Employees” has the meaning set forth in Section 2.1(g).

“Severance Costs” means costs attributable to amounts payable under any severance plan that may be established from time to time by CNP or OGE or their respective Subsidiaries for which any Seconded Employee may be eligible.

“Subsidiary” has the meaning set forth in Section 1.1 of the Master Formation Agreement.

“Termination Costs” means all liabilities incurred in connection with or arising out of the termination of employment (whether actual or constructive) with CNP or OGE or any of their respective subsidiaries of any Seconded Employee, including liabilities relating to or arising out of any claim of discrimination or other illegality in connection with such termination but excluding the amount of any Severance Costs.

“Transferred Employee” means each Seconded Employee who accepts LP’s or its Subsidiary’s offer of employment and who becomes an Employee of LP or such Subsidiary.

“Transitional Seconding Agreements” means the CNP Transitional Seconding Agreement and the OGE Transitional Seconding Agreement.

“VEBA” has the meaning set forth in Section 4.5(a).

“Welfare Benefit Plans” means “welfare plans” as defined in Section 3(1) of ERISA.

“LP Group Health Plan” has the meaning set forth in Section 4.4(c).

“LP Plans” has the meaning set forth in Section 4.1(b).

“LP Pension Plan” has the meaning set forth in Section 4.2(c).

“LP Retiree Medical Program” has the meaning set forth in Section 4.5(c).

“LP Savings Plan” has the meaning set forth in Section 4.3(b).

“LP Welfare Plans” has the meaning set forth in Section 4.4(c).

Section 1.2. Capitalized Terms. Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to such terms under the Master Formation Agreement. The incorporation of such terms in the Master Formation Agreement into this Agreement shall survive any termination of the Master Formation Agreement.

Section 1.3. Rules of Construction. The provisions of Section 1.2 of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination of such agreement.

ARTICLE II

EMPLOYMENT TRANSFERS

Section 2.1. Identification and Transfer of Employees.

(a) Between the Effective Date and the Employee Transfer Date, none of the CNP Midstream Entities or Enogex, as the case may be, nor any of their respective Subsidiaries (collectively, the “LP Entities”), shall hire any employees nor shall CNP or OGE or any of their respective Subsidiaries transfer the employment of any employee to the LP Entities or their Subsidiaries. For the avoidance of doubt, immediately prior to the Closing Date, the CNP Midstream Entities, Enogex and their respective Subsidiaries employ no employees.

(b) Prior to the Effective Date, CNP has delivered to OGE a letter setting forth complete and accurate lists of the CNP Seconded Employees employed by CNP or its Subsidiaries as of the Effective Date, including each such Employee’s current job title, work location, hire date, vacation balance, annual salary or hourly wages (as applicable) and annual bonus opportunities as of the Effective Date.

(c) Prior to the Effective Date, OGE has delivered to CNP a letter setting forth complete and accurate lists of the OGE Seconded Employees employed by OGE or its Subsidiaries as of the Effective Date, including each such Employee’s current job title, work location, hire date, vacation balance, annual salary or hourly wages (as applicable) and annual bonus opportunities as of the Effective Date.

(d) The Employee lists and information included in the letters described in Sections 2.1(b) and 2.1(c) shall be updated immediately prior to the Employee Transfer Date to include any additional Employees who are Seconded Employees who were hired after the Effective Date, including any Employees hired pursuant to Section 2.1(h) (along with the information called for by Section 2.1(b) or 2.1(c), as applicable, with respect to such Employees) and to eliminate any Employees whose employment was terminated after the Effective Date but prior to the Employee Transfer Date.

(e) Subject to Section 2.1(h), Section 2.2 and Article III, on and after the Closing Date and for the duration of the Secondment Period, each Seconded Employee, unless such Seconded Employee’s employment with CNP and its Subsidiaries or OGE and its Subsidiaries, as the case may be, is terminated, shall remain an Employee of CNP, OGE or one of their Subsidiaries other than the LP Entities, as the case may be, and shall be covered under the applicable Parent Plans for which, and to the extent, such Employee is eligible.

(f) On the Closing Date, in connection with the provision of services by the Seconded Employees to LP or its Subsidiaries during the Secondment Period, (i) CNP and LP shall enter into the CNP Transitional Seconding Agreement and (ii) OGE and LP shall enter into the OGE Transitional Seconding Agreement.

(g) The Board of Directors or its designee shall select which, if any, of the Seconded Employees will be offered employment with LP or its Subsidiaries as Management Employees and non-Management Employees as of the Employee Transfer Date (collectively, the “Selected Employees”) in accordance with Section 2.1(i).

(h) After the Closing Date and prior to the applicable Employee Transfer Date, each of CNP and OGE, in consultation with GP and LP, shall be permitted to hire Employees to fill any vacancies that have arisen or may arise due to terminations of employment among the Seconded Employees (“Replacement Employees”) or as necessary to provide staffing for expansions or additional projects of LP (“Additional Employees”); provided, however, that (i) the circumstances and the terms upon which any such Replacement Employees and Additional Employees are hired are consistent with their respective employer’s normal and customary business practices as in effect prior to the Closing Date, (ii) in the case of a hire to fill a vacancy, the employer of any such Replacement Employee will be the same as the employer of the Employee whose termination resulted in the vacancy, and (iii) the employer of any Additional Employee will be determined in relation to the location of employment where such Additional Employee is required, such that Additional Employees needed for such expansions or additional projects related to (A) the former CNP Midstream Entities will become Employees of CNP or one of its Subsidiaries (other than the CNP Midstream Entities or their respective Subsidiaries) and (B) the former Enogex will become Employees of OGE or one of its Subsidiaries (other than Enogex or its Subsidiaries). All such Employees that are hired in accordance with the preceding sentence will be designated as CNP Seconded Employees or OGE Seconded Employees, as applicable, and, if they remain employees on the Employee Transfer Date, will be included among the Employees who are eligible to receive offers of employment with LP or a Subsidiary thereof in accordance with Sections 2.1(g) and 2.1(i).

(i) LP or a Subsidiary thereof shall provide a written offer of employment to each Seconded Employee who has been designated as a Selected Employee, to become effective on the applicable Employee Transfer Date on terms to be determined by the Board of Directors or its designee, in its discretion. The Board of Directors or its designee shall determine, in its discretion, base salary or wages and benefits for the Selected Employees (which may or may not be equal to each such Employee’s base salary or wages and benefits in effect as of the date of the offer). All such transfers of employment shall take place on a date determined by mutual agreement of LP, CNP and OGE, but in any event not later than December 31, 2014, unless mutually agreed in writing by LP, CNP and OGE prior to that date. Nothing in this Agreement shall prohibit the Board of Directors or its designee from hiring individuals who are not Seconded Employees as employees of LP and its Subsidiaries with hire dates effective on or after the Employee Transfer Date.

(j) Each Selected Employee shall become a Transferred Employee on the applicable Employee Transfer Date if he or she (i) accepts LP’s or its Subsidiary’s offer of employment under the terms and conditions provided in such offer and (ii) is actively at work or otherwise qualifies as an Employee of CNP, OGE or one of their Subsidiaries, as applicable, on the applicable Employee Transfer Date.

Section 2.2. Availability of Seconded Employees. CNP and OGE agree, on behalf of themselves and their respective Subsidiaries, that from the date hereof through the Employee Transfer Date (except as contemplated by Section 2.1(a) and 2.1(i)):

(a) they shall not, without first consulting with the other Parties and LP, transfer or permit the transfer of employment, directly or indirectly, of, or terminate without cause or permit the termination without cause of, any Seconded Employees who are respectively employed by them or their Subsidiaries; and

(b) consistent with past business practice, they shall maintain positive employee relations with and use reasonable commercial efforts to retain all Seconded Employees who are respectively employed by them or their Subsidiaries.

provided, however, that subject to Section 2.6 of the CNP Transitional Seconding Agreement or Section 2.6 of the OGE Transitional Seconding Agreement, as applicable, the final discretion for any employment termination shall rest with CNP or OGE or their respective Subsidiaries, as applicable.

Section 2.3. Cooperation with Respect to Seconded Employees. CNP and OGE shall assist LP in communicating with each of the Seconded Employees who is employed by CNP or OGE or their Subsidiaries, as applicable. Effective as of the Employee Transfer Date, CNP and OGE shall waive, and shall cause their respective Subsidiaries to waive, as applicable, any covenants not to compete, confidentiality provisions or other similar restrictions that may be applicable to the Selected Employees but only to the extent such covenants, provisions or restrictions relate to the present or contemplated business of LP and would prohibit such Employees from accepting employment with LP or its Subsidiaries or providing his or her services in such employment without violating any such covenants, provisions or restrictions. Upon request and to the extent not prohibited by applicable Law, CNP and OGE and their respective Subsidiaries shall provide LP with copies of the payroll, benefits enrollment, service credit and such other records for the Transferred Employees as may be necessary or appropriate to establish payroll and benefits records at LP for such Transferred Employees. CNP and OGE shall cooperate with regard to the design and implementation of any severance program that may be offered to their respective Seconded Employees.

Section 2.4. No Restrictions on Changes. Nothing in this Agreement shall require or be construed or interpreted as requiring LP and its Subsidiaries to continue the employment of any of their employees (including Transferred Employees). Nothing in this Agreement shall require or be construed or interpreted to prevent CNP, OGE, LP or any of their respective Subsidiaries from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including Seconded Employees) before the Employee Transfer Date, except as specifically provided in Section 2.2(c) of the Transitional Seconding Agreements or Sections 4.1(c), 4.3(b), 4.4(c) and 4.4(d) hereof.

Section 2.5. Nonsolicitation. For the period beginning on the Effective Date and ending on the date that is two years after the Closing Date, each of CNP, OGE and their respective Affiliates shall not, in any manner directly or indirectly or by assisting another Person, unless acting in accordance with the other Party’s prior written consent, solicit for employment or other similar relationship, or hire, any employee of an LP Entity or any Seconded Employee who is employed by the other Party or any of such other Party’s Affiliates, other than such employee who (i) independently responded to a general solicitation for employment not directed at such employee or (ii) is a bona fide referral to such Party by a professional search firm.

Section 2.6. Employee Liabilities and Indemnification.

(a) LP shall be solely responsible for, and shall indemnify CNP, OGE and their Subsidiaries against and hold them harmless from, and, to the extent applicable, reimburse CNP, OGE or their Subsidiaries for, any and all Termination Costs, Severance Costs and other Liabilities, if any, relating to or arising out of a Seconded Employee’s termination of employment from CNP and its Subsidiaries or OGE and its Subsidiaries, as applicable, during and after the Seconding Period.

(b) Subject to Sections 3.1 and 4.4 and the cost reimbursement provisions of the CNP Transitional Seconding Agreement, any and all Liabilities arising out of or relating to (i) the employment by CNP or any of its Subsidiaries of any of their respective employees that are not specifically provided for in this Agreement and (ii) any Employee Benefit Plan that is or has been sponsored, maintained, or contributed to by CNP or any ERISA Affiliate of CNP shall remain or become the responsibility of CNP and its Subsidiaries (other than CNP Midstream Entities and their respective Subsidiaries). Subject to Sections 3.1 and 4.4 and the cost reimbursement provisions of the OGE Transitional Seconding Agreement, any and all Liabilities arising out of or relating to (i) the employment by OGE or any of its Subsidiaries of any of their respective employees that are not specifically provided for in this Agreement and (ii) any Employee Benefit Plan that is or has been sponsored, maintained, or contributed to by OGE or any ERISA Affiliate of OGE, shall remain or become the responsibility of OGE and its Subsidiaries (other than Enogex and its Subsidiaries). CNP, with respect to such Liabilities as shall remain or become the Liabilities of CNP and its Subsidiaries, and OGE, with respect to such Liabilities as shall remain or become the Liabilities of OGE and its Subsidiaries, in each case as contemplated by this paragraph, shall indemnify LP and its Subsidiaries against and hold them harmless from any and all such Liabilities.

(c) Any and all Liabilities arising out of or relating to the employment of any Transferred Employee by LP or any of its Subsidiaries on or after the applicable Employee Transfer Date shall be the responsibility of LP and its Subsidiaries and LP shall indemnify each of CNP and OGE and their respective Subsidiaries against and hold them harmless from any and all such Liabilities.

(d) Subject to Sections 3.1 and 4.4, but without limiting the generality of the foregoing, but subject to the cost reimbursement provisions of the applicable Transitional Seconding Agreements, the Liabilities to be retained by any Person pursuant to the preceding paragraphs (b) and (c) of this Section 2.6 shall include (a) the salaries and wages of the relevant employees along with any bonuses to which such employees may be entitled, (b) the costs of such employees’ participation in any Parent Plans or LP Plans, as applicable, (c) workers’ compensation coverage of such employees, (d) vacation and leave pay for such employees, (e) the employer’s portion of any health, life, disability or other insurance or Welfare Benefit Plan coverages provided as a part of Parent Plans related to such employees, as applicable in which such employees participate, (f) all employment taxes (including Social Security, Medicare and unemployment taxes) and tax withholdings related to such employees, (g) all payroll processing, payroll deduction, tax withholding and tax reporting services, employee benefit administration, claims processing, personnel administration, and all such related human resources services with respect to such employees, and (h) except as otherwise specifically provided herein, Severance Costs and Termination Costs related to such employees.

ARTICLE III

COMPENSATION

Section 3.1. Compensation Generally. On and after the Employee Transfer Date, the Board of Directors or its designee shall determine the rate of base salary or wages of the Transferred Employees and may increase or decrease such salary or wages as it determines is appropriate in its sole discretion. Nothing in this Agreement shall confer upon any Transferred Employee any right to continued employment with LP or its Subsidiaries, nor shall anything herein interfere with the right of LP or its Subsidiaries to relocate or terminate the employment of any of the Transferred Employees at any time after the Employee Transfer Date. Subject to LP’s reimbursement obligations under the Transitional Seconding Agreements of this Agreement and the provisions of this Section 3.1 and Section 4.4, CNP, OGE and their respective Subsidiaries, as applicable, shall retain all Liability and responsibility for wages, salary, overtime pay, bonuses, incentive pay, other cash compensation and employee benefits of their Seconded Employees attributable to periods before the Employee Transfer Date. Effective as of the Employee Transfer Date, LP and its Subsidiaries shall, except as otherwise required by applicable Laws, assume and be solely responsible for (a) accrued but unused vacation (including carry-over vacation) and, in addition, the sick leave entitlements, if applicable, of each of the Transferred Employees attributable to periods before the Employee Transfer Date and (b) all wages, salary, overtime pay, bonuses, incentive pay, vacation pay, sick pay, other cash compensation and employee benefits of Transferred Employees attributable to the period beginning on the Employee Transfer Date, in each case subject to the terms of LP’s compensation practices and benefit plans. From and after the Employee Transfer Date, LP shall, and shall cause its Subsidiaries to, comply with their obligations under Article IV for the provision of compensation and benefits for Transferred Employees.

Section 3.2. Cash Incentive Compensation. Notwithstanding anything herein to the contrary, if the applicable Employee Transfer Date occurs prior to the last day of a full calendar year, then CNP and OGE shall pay to the Transferred Employees all annual cash bonus and incentive payments earned by the Transferred Employees through the Employee Transfer Date for such calendar year under the terms and conditions of the applicable Parent Plans. Such payments will be prorated based on the amount of time each Transferred Employee worked for CNP, OGE or their respective Subsidiaries, as the case may be, during the such calendar year prior to the Employee Transfer Date and will be paid to the employees no later than March 15th of the calendar year immediately following the calendar year for which such amounts are earned. The cost of such payments shall be allocated pursuant to the Transitional Seconding Agreements.

Section 3.3. Equity Incentive Compensation.

(a) With respect to any awards granted to Transferred Employees under the Parent Equity Incentive Plans prior to the Employee Transfer Date, each of CNP and OGE shall take such actions as may be necessary to permit each Transferred Employee who has an outstanding award under such Parent Equity Incentive Plans as of the Employee Transfer Date to continue to earn and/or vest in any such awards as are not fully earned and/or vested as of the Employee Transfer Date based on service to LP and its Subsidiaries. Further, with respect to any stock options granted to Transferred Employees under the Parent Equity Incentive Plans prior to the Employee Transfer Date, CNP and OGE shall take such actions as may be necessary to permit each Transferred Employee to continue to exercise such stock options in accordance with the agreements governing such stock options; provided, however, that for purposes of the foregoing, the transfers of employment described in Section 2.1(j) shall not be treated as terminations of employment for purposes of applying the provisions of such agreements regarding exercises following a termination of employment, and such provisions shall be applied with all references to a termination of employment with CNP or OGE, and their respective affiliates, replaced with references to a termination of employment with LP and its Affiliates.

(b) Between the Closing Date and the applicable Employee Transfer Date, CNP and OGE may continue to grant Seconded Employees, including any newly-hired Employees pursuant to Section 2.1(h), equity-related compensation awards pursuant to the Parent Equity Incentive Plans that each of them sponsor at the time and in accordance with customary business practices applicable to Employees of CNP and its Subsidiaries or OGE and its Subsidiaries, as applicable. Any such awards shall provide for vesting to continue after the Employee Transfer Date, based on service with CNP and its Subsidiaries or OGE and its Subsidiaries, as applicable, and with LP and its Subsidiaries and, with respect to any such awards as are stock options, if the Employee accepts employment with LP, the transfer of such employment shall not be considered a termination of employment that would trigger the beginning of any post-termination stock option exercise period. The cost of such compensation awards shall be allocated pursuant to the Transitional Seconding Agreements.

(c) During the Secondment Period, CNP and OGE agree to consult with the Board of Directors (if requested by the Board of Directors) concerning awards granted under short-term and long-term incentive plans by CNP and OGE to Seconded Employees during the Secondment Period. The Parties shall jointly determine the terms, conditions (including eligibility) and other design features of short-term and long-term incentive plans and/or programs to be established by LP or its Subsidiary pursuant to which LP, in its discretion, may grant incentive awards to the Transferred Employees and future employees of LP and its Subsidiaries on and after the Employee Transfer Date. Moreover, LP shall be permitted, in its discretion, to grant to the Seconded Employees incentive awards under such short-term and long-term incentive plans and/or programs as are adopted by the Board of Directors during the Secondment Period.

ARTICLE IV

EMPLOYEE BENEFITS

Section 4.1. Employee Benefits Generally.

(a) Effective as of the Closing Date, neither LP nor any of its Subsidiaries shall be a participating employer in any Parent Plan. Subject to LP’s reimbursement obligations under the Transitional Seconding Agreements, CNP and OGE shall remain solely responsible for all Liabilities with respect to the CNP Benefit Plans and the OGE Benefit Plans, respectively, and LP and its Subsidiaries shall not assume any Parent Plan and shall have no obligations and shall assume no Liabilities with respect to the Parent Plans, in each case except as specifically provided in Section 3.1 and Section 4.4 below.

(b) From and after the Employee Transfer Date, LP and its Subsidiaries shall provide Transferred Employees with employee benefits, including without limitation, such health, welfare and retirement benefits as it may establish and maintain from time to time (the “LP Plans”).

(c) LP shall grant to the Transferred Employees credit for their past service with CNP Midstream Entities, Enogex and their respective Affiliates (or, in the case of Transferred Employees who are not CNP Midstream Employees or Enogex Employees, for their past service with CNP, OGE or their Affiliates, as applicable), to the extent such service was credited under a similar plan, program or arrangement sponsored or maintained by CNP or OGE for the following: (i) vesting and eligibility purposes under any LP Plans in which they are or may become eligible to participate and (ii) determining the duration and amount of their benefits under any sick pay, vacation or paid time off or severance policy maintained by LP in which they are or may become eligible to participate, subject to Section 4.7 regarding no duplication of benefits with respect to the same period of service.

Section 4.2. Pension Benefits.

(a) Effective as of the applicable Employee Transfer Date, OGE shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees to be one hundred percent (100%) vested in their accrued benefits under the OGE Energy Corp. Retirement Plan (the “OGE Retirement Plan”), and the OGE Energy Corp. Restoration of Retirement Income Plan (collectively, the “OGE Pension Plans”). No assets or liabilities of the OGE Pension Plans will be transferred to LP or its Subsidiaries; rather, all such assets shall be retained by the OGE Pension Plans and OGE, as applicable. As of the Closing Date, OGE has not terminated the OGE Retirement Plan and has sufficiently funded such plan so that (a) no Lien could arise pursuant to Section 430 of the Code with respect to funding requirements under such plan and (b) the PBGC would have no basis upon which to institute involuntary termination proceedings pursuant to Section 4041(c) or 4042 of ERISA with respect to such plan.

(b) Effective as of the applicable Employee Transfer Date, CNP shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees to be one hundred percent (100%) vested in their accrued benefits under the CenterPoint Energy Retirement Plan (the “CNP Retirement Plan”) and the CenterPoint Energy Benefits Restoration Plan (collectively, the “CNP Pension Plans”). No assets or liabilities of the CNP Pension Plans will be transferred to LP or its Subsidiaries; rather, all such assets shall be retained by the CNP Pension Plan and CNP, as applicable. As of the Closing Date, CNP has not terminated the CNP Retirement Plan and has sufficiently funded such plan so that (a) no Lien could arise pursuant to Section 430 of the Code with respect to funding requirements under such plan and (b) the PBGC would have no basis upon which to institute involuntary termination proceedings pursuant to Section 4041(c) or 4042 of ERISA with respect to such plan.

(c) Prior to the end of the Secondment Period, the Parties shall jointly determine whether or not to establish a new tax-qualified defined benefit pension plan, effective as of the Employee Transfer Date, to be maintained by LP or its Subsidiary in order to provide benefits for eligible Transferred Employees and future employees of LP and its Subsidiaries (the “LP Pension Plan”). If the determination is made to establish the LP Pension Plan, then the Parties and LP shall jointly agree on the terms, conditions (including eligibility) and other design features of the LP Pension Plan.

Section 4.3. Savings Plans.

(a) Effective as of the Employee Transfer Date, CNP shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees to be one hundred percent (100%) vested in their account balances under the CenterPoint Energy Savings Plan (the “CNP Savings Plan”), and OGE shall cause the Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees to be one hundred percent (100%) vested in their account balances under the OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan (“OGE Savings Plan”).

(b) Prior to the end of the Secondment Period, the Parties shall jointly determine whether or not to establish a new tax-qualified retirement savings plan, effective as of the Employee Transfer Date, to be maintained by LP or its Subsidiary in order to provide benefits for eligible Transferred Employees and future employees of LP and its Subsidiaries (the “LP Savings Plan”). If the determination is made to establish the LP Savings Plan, then the Parties and LP shall jointly agree on the terms, conditions (including eligibility) and other design features of the LP Savings Plan; provided, however, that subject to the terms of the LP Savings Plan, Transferred Employees may elect to roll over any portion of their distributable account balances under the CNP Savings Plan and the OGE Savings Plan, and/or any portion of their accrued benefits under the CNP Retirement Plan and OGE Retirement Plan that is distributed as a lump sum to their respective accounts established under the LP Savings Plan. Moreover, provided the LP Savings Plan has been established as of the Employee Transfer Date, as soon as practicable following the Employee Transfer Date, the LP Savings Plan shall permit the Transferred Employees to roll over their outstanding loan balances, if any, under the CNP Savings Plan or OGE Savings Plan during the period specified by the LP Savings Plan (which shall not be less than 30 days following the Employee Transfer Date), subject to any reasonable restrictions on loan balance transfers under the LP Savings Plan.

Section 4.4. Welfare Benefits. Without limiting the generality of the above provisions, this Section 4.4 contains certain specific provisions regarding the provision of benefits under Welfare Benefit Plans, unemployment compensation benefits and workers compensation benefits.

(a) Effective as of the Employee Transfer Date, LP shall cause the Transferred Employees to be eligible to be covered by the Welfare Benefit Plans sponsored by LP or its Subsidiaries.

(b) Except as specifically provided in this Section 4.4, and subject to LP’s reimbursement obligations under the Transitional Seconding Agreements: (i) CNP and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Employee Transfer Date, and (B) claims relating to COBRA coverage attributable to “qualifying events” occurring on or before the Employee Transfer Date with respect to any Transferred Employees who, immediately prior to the Employee Transfer Date, were CNP Seconded Employees and their eligible beneficiaries and dependents; (ii) OGE and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees, and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Employee Transfer Date, and (B) claims relating to COBRA coverage attributable to “qualifying events” occurring on or before the Employee Transfer Date with respect to any Transferred Employees who, immediately prior to the Employee Transfer Date, were OGE Seconded Employees and their eligible beneficiaries and dependents; and (iii) LP and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation benefits and claims under Welfare Benefit Plans that are incurred on or after the Employee Transfer Date, and (B) claims relating to COBRA coverage attributable to “qualifying events” occurring after the Employee Transfer Date with respect to Transferred Employees and their beneficiaries and dependents. A medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. An unemployment compensation or workers compensation claim shall be considered incurred before the Employee Transfer Date if the occurrence giving rise to the claim occurs before the Employee Transfer Date.

(c) Each Transferred Employee who is employed in an eligible job classification shall be immediately eligible to participate, without any waiting time, in any and all Welfare Benefit Plans sponsored by LP and its Subsidiaries for the benefit of

Transferred Employees (such plans, collectively, the “LP Welfare Plans”) to the extent coverage under such welfare plan replaces coverage under a similar Parent Plan in which such Transferred Employee was previously eligible to participate (such plans, collectively, the “Parent Welfare Plans”). LP shall cause all pre-existing condition exclusions and actively-at-work requirements of each LP Welfare Plan to be waived for Transferred Employees and their eligible beneficiaries and dependents, to the extent such exclusions and restrictions did not apply under the applicable Parent Welfare Plan and, in respect of any such LP Welfare Plan that is an insured plan, to the extent reasonably possible under the applicable policy or program. In addition, for purposes of each LP Welfare Plan providing group medical, dental, pharmaceutical and/or vision benefits (each a “LP Group Health Plan” and collectively, the “LP Group Health Plans”), if the Employee Transfer Date is a date other than December 31st of any calendar year, LP and its Subsidiaries agree to provide Transferred Employees credit for purposes of any applicable deductible, co-payment and out-of-pocket requirements under the LP Group Health Plans for amounts paid under the corresponding Parent Welfare Plans that provide group medical, dental, pharmaceutical and/or vision benefits (the “Parent Group Health Plans”) for the calendar year in which the Employee Transfer Date occurs as though such amounts had been paid in accordance with the terms and conditions of the LP Group Health Plans, provided that, and only to the extent required by applicable Laws, each Transferred Employee (and his or her dependents and beneficiaries, as applicable) provides appropriate written consent for disclosure by the Parent Group Health Plans to LP or the LP Group Health Plans upon their request.

(d) If the applicable Employee Transfer Date is a date other than December 31st of any calendar year, OGE and CNP shall transfer as of the applicable Employee Transfer Date to LP and its Subsidiaries the excess, if any, of an amount equal to the aggregate of the accumulated contributions to their respective health and dependent care flexible spending account plans made by Transferred Employees (but not the Management Employees) for the plan year in which the Employee Transfer Date occurs over the aggregate of the payments made from such accounts for such plan year to such employees as of the Employee Transfer Date, and such amounts shall be reflected in corresponding accounts set up on behalf of the Transferred Employees in flexible spending account plans to be established by LP or its Subsidiaries. LP and its Subsidiaries shall cause their flexible spending account plans to honor and continue through the end of the calendar year in which the Employee Transfer Date occurs the elections as in effect immediately prior to the Employee Transfer Date made by Transferred Employees under the applicable flexible spending account plans of OGE and CNP. Following the transfer, LP and its Subsidiaries shall be responsible for such transferred excess amounts in their flexible spending account plans and all unpaid claims made by Transferred Employees for reimbursement under such plans in accordance with the terms of such plans.

Section 4.5. Retiree Medical Benefits.

(a) CNP has established and maintains on behalf of certain of its and its Subsidiaries’ retirees and employees who may become eligible upon retirement, including, without limitation, certain of the CNP Midstream Employees, retiree medical benefits under the CenterPoint Energy Group Welfare Benefits Plan for Retirees (the “CNP Retiree Medical Plan”). Except as provided below, the CNP Retiree Medical Plan is an unfunded obligation of CNP and, from and after the Closing Date, CNP will retain all Liabilities arising out of or relating to such programs with respect to Transferred Employees who become entitled to benefits under the terms of such programs. With respect to the CNP Midstream Employees who are MRT employees at any time prior to the Closing Date, however, a trust fund was created to fund certain of the MRT employees’ retiree medical benefits under the CNP Retiree Medical Plan pursuant to that certain MRT Welfare Benefit Trust Agreement, by and between CERC and The Northern Trust Company, as trustee, dated as of August 31, 2001 (the “VEBA”). From and after the Closing, to the extent consistent with applicable Laws, notwithstanding anything to the contrary herein, CERC or its Subsidiary (other than an LP Entity) shall retain all Liabilities and assets relating to VEBA.

(b) OGE has established and maintains on behalf of certain of its and its Subsidiaries’ retirees and employees who may become eligible upon retirement, including, without limitation, certain of the Enogex Employees, a retiree medical program (the “OGE Retiree Medical Program”) and a retiree life insurance program (the “OGE Retiree Life Insurance Program”). The OGE Retiree Medical Program and the OGE Retiree Life Insurance Program are both unfunded obligations of OGE and, from and after the Closing Date, OGE will retain all Liabilities arising out of or relating to such programs with respect to Transferred Employees who become entitled to benefits under the terms of such programs.

(c) Prior to the end of the Secondment Period, the Parties shall jointly determine whether or not to establish a retiree medical program, effective as of the Employee Transfer Date, to be maintained by LP or its Subsidiary for the benefit of eligible Transferred Employees and future employees of LP and its Subsidiaries (the “LP Retiree Medical Program”). If the determination is made to establish the LP Retiree Medical Program, then the Parties and LP shall jointly agree on the terms, conditions (including eligibility) and other design features of the LP Retiree Medical Program.

Section 4.6. Nonqualified Deferred Compensation. With respect to any Parent Plan that is a nonqualified deferred compensation plan as defined in Section 409A of the Code, CNP, OGE and LP will cooperate to prevent the transactions contemplated by the Master Formation Agreement and this Agreement from resulting in a violation of Section 409A of the Code with respect to any such plan. To the extent that the CNP Pension Plans or OGE Pension Plans provide at any time for additional benefit accruals, service credits, cost-of-living increases, subsidies, notional investment credits or earnings or other benefits or enhancements for the CNP Seconded Employees or OGE Seconded Employees, respectively, who become Transferred Employees, whether or not attributable to such employees’ compensation or service, or any other factor, from and after the Employee Transfer Date, CNP shall bear the full cost thereof for the CNP Pension Plans and OGE shall bear the full cost thereof for the OGE Pension Plans, and neither LP, CNP with respect to the OGE Pension Plans, nor OGE with respect to the CNP Pension Plans shall have any Liability with respect thereto.

Section 4.7. No Duplication of Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Seconded or Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Seconded or Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Seconded or Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

ARTICLE V

TERMINATION

Section 5.1. Termination. This Agreement will be effective on the Effective Date and will terminate on the last Employee Transfer Date. Notwithstanding the foregoing, either Party may terminate this Agreement upon notice to the other in the event that: (i) the parties mutually agree to do so; (ii) the other party materially breaches the Agreement and its failure to cure such material breach within ninety (90) days following written notice of such breach; or (iii) the other party becomes insolvent.

Section 5.2. Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, that termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination (including, without limitation, obligations to make payment for services provided or liabilities incurred prior to the effective date of such termination). Notwithstanding anything to the contrary herein, the following provisions of this Agreement will survive the termination of this Agreement indefinitely: Sections 2.5, 2.6, 4.4, 4.5 and Article VI.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to CNP, addressed to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax: 713.207.9680

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: J. David Kirkland

     Gerald M. Spedale

Fax: 713.229.1522

If to OGE, addressed to:

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Chief Financial Officer

Fax: 405.553.3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Fax: 832.239.3600

If to GP, addressed to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax: 713.207.9680

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: J. David Kirkland

     Gerald M. Spedale

Fax: 713.229.1522

and

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Chief Financial Officer

Fax: 405.553.3760

with a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Fax: 832.239.3600

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier or facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier or facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 6.2. Governing Law; Jurisdiction; Waiver of Jury Trial. The provisions of Section 10.2 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Master Formation Agreement shall apply to this Agreement as if fully set forth herein and shall survive any termination of such agreement.

Section 6.3. Entire Agreement; Amendments and Waivers. Except for the Master Formation Agreement, including all agreements attached thereto as exhibits; the Transitional Seconding Agreements, this Agreement and the exhibits and schedules hereto constitute the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

Section 6.4. No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than OGE, CNP and LP, or their respective successors and assigns, to any claim, cause of action, remedy or right of any kind whatsoever.

Section 6.5. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

Section 6.6. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 6.7. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CENTERPOINT ENERGY, INC.

By:	/s/ Gary L. Whitlock
Name:	Gary L. Whitlock
Title:	Executive Vice President and Chief Financial Officer

OGE ENERGY CORP.

By:	/s/ Sean Trauschke
Name:	Sean Trauschke
Title:	Vice President and Chief Financial Officer

CNP OGE GP LLC

By:	/s/ David M. McClanahan
Name:	David M. McClanahan
Title:	Interim Chairman

EXHIBITS

Exhibit 1	CNP Transitional Seconding Agreement
Exhibit 2	OGE Transitional Seconding Agreement